Exhibit 14.1
• • •
Wm. WRIGLEY Jr. Company
CODE OF BUSINESS CONDUCT
FOREWORD
Since its founding, the Wrigley Company has been committed to ethical business practices, honesty, fair dealing and full compliance with all laws affecting the Company’s business. A cornerstone of our practices are Wrigley associates worldwide who have upheld and continued this commitment for generations.
The Company’s standards and values have not changed over the years. This CODE OF BUSINESS CONDUCT is a condensed version of the Company’s global principles and practices relating to the ethical conduct of the Company’s business and is, among other places, contained in the Corporate Compliance Guide.
PURPOSE
The purpose of this CODE OF BUSINESS CONDUCT is threefold: first to provide clear definitions of the essential attributes for our business relationships, second to provide you with guidelines by which you can conduct your daily tasks, and third, to provide you a means to report, anonymously if you prefer, any violations or perceived violations of the CODE OF BUSINESS CONDUCT, or other company policies.
The CODE OF BUSINESS CONDUCT is made up of four parts:
1. OUR SHARED VALUES which sets forth the VALUES that support our long-term success;
2. PRINCIPLES OF BUSINESS CONDUCT which sets forth the guiding PRINCIPLES which are essential to living our values every day;
3. BUSINESS PRACTICES which describes some of the business PRACTICES which are guided by the PRINCIPLES; and
4. ADMINISTRATION which describes the processes under which this CODE is applied and implemented around the world.
The CODE’S general nature cannot, and is not meant to, address all possible situations that may occur. It is, however, to be used as a resource and a guide in your daily work.

THE WRIGLEY WAY
Since our inception in 1891, the Wm. Wrigley Jr. Company has been guided by a strong sense of ethics and values in all of our business practices. Be it negotiating with a vendor, partnering with the retail trade, or delivering quality products at a fair price to our consumers, we continue to operate under the basic principle our founder asserted so many years ago: “If we cannot do business by fair and square means, we prefer not to do business at all.” We call this “The Wrigley Way”.
Generations of Wrigley associates have upheld this commitment. As a company, we have further reinforced our dedication to this code of conduct for the last three decades by distributing, translating, and posting copies of your Company’s Code of Business Conduct around the Wrigley world.
This provides us a common language and definitions for doing the right thing while keeping our values and ethics intact and in practice every day, no matter where you may work. Each and every one of you have enabled us to do just that.
-William Wrigley, Jr., Executive Chairman and Chairman of the Board
The Wrigley Company is truly a global organization—not only our products, but also our people. I believe that one of the things that make this company truly exceptional is the diversity of backgrounds, cultures, skills and experiences that each of us bring to this organization.
As we bring together our broad array of backgrounds, what ties us together as an organization is our commitment to The Wrigley Way—the soul of our company.
When some people hear about values, principles, ethics, and compliance, they might think of them as additional duties to add to an already busy schedule. But these concepts aren’t supposed to be more work.
In fact, when you understand the values and ethics of our Company, it can simplify many of the complex decisions that you make each day—helping you recognize what is expected of you and guiding you toward “doing the right thing.”
Every day, our customers, consumers, and stockholders are counting on us to do the right thing. And every day, you and I are counting on one another to do the right thing. To help us both achieve that goal and be accountable to one another, please review the values, principles, and practices of our Code of Business Conduct, keeping in mind the common bond that unites us—The Wrigley Way.
- Bill Perez, President and CEO

Our Shared Values
We are proud to be a part of the WRIGLEY Company, and are dedicated to its long-term success. We are committed to our shared values and rely on them to guide our behavior.
• We treat each other with trust, dignity and respect.
• We create an environment where people from diverse cultures and backgrounds work together effectively.
• We support and have the courage to take measured risk.
• We act with a sense of urgency without sacrificing excellence.
• We foster a spirit of innovation in all areas of our business.
• We strive for effective communication that results in teamwork, shared knowledge and ideas.
• We make an extraordinary effort to attract, identify, recruit and retain the very best person for every job.
• We pursue lifelong learning and personal development.
• We encourage individual leadership, responsibility and accountability.
• We demand of ourselves high standards of ethical behavior.
• We develop long-term relationships for mutual growth and profitability.

Wm. WRIGLEY Jr. Company
Principles of Business Conduct
The following Principles apply to the Wm. Wrigley Jr. Company and all of its domestic and international associated companies and operations and all of its Directors, Officers, and associates (full or part time).
1. Every Wrigley associate has an obligation to conduct himself/herself according to the highest ethical business standards, to deal fairly with all constituents, and to comply with these PRINCIPLES OF BUSINESS CONDUCT and all Company policies.
2. All representations made by a Wrigley associate on behalf of the Company must be true, complete and accurate.
3. All Company confidential information shall be kept within the Company except as necessary to properly conduct the Company’s business.
4. Wrigley associates shall not buy or sell securities or an interest in property of the Company or another organization based on non-public proprietary information derived from their employment.
5. Company assets shall be used only for those purposes that are proper under U.S. law and the laws in the countries where we are conducting business.
6. No asset or fund shall be established and no transaction consummated unless properly recorded and disclosed.
7. All entries made to the Company’s books and records must be true, complete and accurate, consistent with generally accepted accounting principles and with no omissions.
8. All payment approval requests, and all payments, must be only for proper purpose(s) and only as set forth in the documentation supporting that approval or payment.
9. Nothing of value (including cash or securities) may be provided, directly or indirectly, to any government official, government agency or government controlled company. Only gifts of no commercial value, such as mementos or souvenirs with the Company logo or a small amount of product samples, which are similar to those provided to all outside attendees or recipients are permissible in large public events such as grand opening celebrations or a general mailing or distribution. Reasonable food (meaning less than US$250 or the local country limit, whichever is lower) or incidental entertainment (such as that in connection with a meal or other Company business function) may be provided to government officials. Travel may be provided, but only in very limited circumstances. Company approved Government Relations activities are permitted under this Principle. Please see Item 7 of the PRACTICES for further information.

10. The Company may, if properly authorized and reported, offer gifts to customers or potential customers so long as such gifts are within the bounds of local law, social courtesies, normal business conduct and common sense, and are not otherwise prohibited by any of the other Principles of Business Conduct (such as the absolute prohibition contained in Section 9). For this purpose, the term “gifts” includes services, travel and entertainment. Gifts of cash, cash equivalents or Company stock or options are strictly prohibited.
11. Associates and members of their immediate family shall not accept valuable consideration in any form from a principal, employer or family member of any person whose organization is a customer, competitor, supplier or who is seeking to do business with the Company. Excluded are occasional gifts (other than cash, cash equivalents, or Company stock or options), or services with a value of less than US$300, or reasonable and infrequent entertainment, any of which, whether gifts, services or entertainment (or any combination), is within the bounds of social courtesies, normal business practice and common sense.
12. Associates involved in purchasing goods or services for the Company and members of their immediate families shall not invest in and shall not have any financial interest in any organization with which the Company does business or which is seeking to do business with the Company unless the financial interest is less than 1% of the outstanding stock of a publicly traded company. No associate involved in purchasing goods or services for the Company and members of their immediate families shall receive any personal financial assistance from any organization with which the Company does business or which is seeking to do business with the Company.
13. No Company funds or assets may be contributed to or used to support any political candidate or political party. Additionally, no associate of the Company shall be required to contribute to or assist any political candidate or political party.
14. All associates of the Company must comply with all acceptable and proper standards of business conduct, laws and regulations wherever they reside or visit.
15. No associate will compete directly or indirectly with the Company.
16. No associate will take for personal gain any opportunity belonging to the Company.
Each manager is responsible for ensuring understanding and compliance with these PRINCIPLES. Anyone who has questions or concerns about the meaning or intent of these PRINCIPLES or any doubt about the propriety of any action or intended action has an obligation to contact any of the following individuals: any internal auditor, the Chief Financial Officer, the Corporate Secretary, the Company’s General Counsel (who is the Company’s Business Conduct Officer) or the Chairman of the Audit Committee of the Board of Directors. In addition, anyone who is aware of or who suspects a violation of these PRINCIPLES or Company policy has the duty and obligation to report that information to one of the individuals identified above. In the alternative, anyone may make an anonymous report by calling the Compliance and Ethics Hotline at 1-800-210-1458.
To call the Hotline from outside the United States, use the AT&T Direct Access Number for your country. These numbers are available on the Company’s web site.

Business Practices
of the Wrigley Company and its Associates
These Business PRACTICES expand upon and describe some of the specific areas in which the PRINCIPLES apply to the Company’s operations. These PRACTICES cannot, and are not intended to, address all possible situations. They are intended to provide additional aid in the application of the PRINCIPLES to our day to day activities and supplement the provisions of the PRINCIPLES.
1. ANTIBOYCOTT/EXPORT/IMPORT
United States law prohibits U.S. companies, their subsidiaries and associated companies, whether foreign or domestic, from entering into agreements in support of any foreign boycott which has not been sanctioned by the U.S. government. In addition, the law prohibits U.S. companies, their subsidiaries and associated companies, whether foreign or domestic, from entering into transactions with countries and entities owned or controlled by those countries with which the U.S. maintains a trade embargo.
The U.S. may from time to time impose trade embargoes and other trade restrictions against certain countries. It is the Company’s policy to comply with any of these sanctions. The Law Department will periodically notify you of these sanctions and any changes to them.
All requests from any third party that in any way relate to a boycott or embargo or that you believe are suspicious should be reported immediately to the Company’s General Counsel or any member of the Law Department.
2. ANTITRUST
Antitrust and competition laws are in place all over the world. Generally, they are designed to ensure a fair and competitive free marketplace. Consequently, any written or oral agreement or arrangement, whether expressed or implied, that does or could unreasonably restrain competition will be a violation of the law. The Wrigley Company’s policy has been and continues to be that all associates must strictly comply with the letter and spirit of all applicable antitrust and competition laws wherever we do business.
The two areas most likely to involve antitrust issues are:
•	agreements and contacts with competitors, and

•	relations with customers and suppliers.
Some of the most serious antitrust problems arise between competitors. These include agreements to fix prices; divide customers, territories or marketplaces; or to limit production or distribution.

The Wrigley Company must always make decisions on these matters independently (i.e., without discussing them with, and free of any influence from, any competitor, customer or supplier).
Unfortunately, mere contact with a competitor can lead to the suspicion of anti-competitive conduct. These contacts should be kept to a minimum and, when necessary or appropriate, they must be handled carefully.
Membership in trade groups is permissible but it is the most likely opportunity for contact with competitors. Trade groups provide a valuable forum for the exchange of industry specific information. But it can also be an easy place for the exchange of competitively sensitive information. Therefore, if you participate in trade group meetings, you need to be extra careful. One way to protect the group is for counsel provided by the trade group to be present at all such meetings. Prior to attending any of these meetings, you should determine if counsel for the group will be present. If the trade group does not or will not provide counsel for meetings, you should contact the Law Department for guidance.
In any context, but especially in trade group meetings, associates must be careful not to disclose information regarding customer lists, pricing, product plans, market surveys and the like. Even the exchange of benchmarking information can be troublesome and should be carefully considered and reviewed by a member of the Law Department before any information is provided to a competitor directly or through a trade group.
If a competitor in conversation raises any of these issues, you should inform the competitor that you will not discuss these issues and then excuse yourself from the conversation.
With respect to customers, the typical antitrust violation is an attempt to control the resale price of our product (this applies whether it is a sale from the Company to its customer or from that customer to the retailer). The Company can suggest the resale price to a customer, but the customer must generally be free to set that price in its discretion.
Generally, in the United States, the Company must sell its products on the same terms and conditions to all customers. Though the rules outside the U.S. may be different, the same principles of fairness and compliance with local law apply. However, the Company can alter terms and conditions when it is legitimately necessary to meet competition and when the modified terms and conditions have a bona fide economic justification (such as a volume discount).
The antitrust laws are complex and their requirements vary considerably from country to country. It is of particular importance then to get advice from the Company’s Law Department before implementing or agreeing to any arrangement that could be questionable or where you have doubts or concerns.

3. BRIBERY
The Company’s Code of Business Conduct prohibits any associate from giving anything of value to a government official, government agency or government controlled company. The Code does not expressly prohibit the giving of gifts or the provision of entertainment to customers or potential customers that are not government officials, government agencies or government controlled. However, the giving of gifts or the provision of entertainment may otherwise be prohibited under local law, or may create the appearance of improper business practices and should be considered carefully. If there is ever any doubt about whether or not a particular transaction is within the scope of these PRACTICES, other Company policy, or the law, you must first contact the Company’s General Counsel or any member of the Law Department for guidance.
4. COMPUTER/E-MAIL/INTERNET
It is the common responsibility of all associates to ensure that the technology made available by the Company is used in a manner consistent with the Company’s practices and policies. Licensed or purchased computer software is not to be copied without authorization of the licensor. Software developed by, for, or on behalf of the Company shall identify the Company as the owner of the intellectual property.
Computers, computer and communication systems, telephones, fax machines, personal communication devices, and related services (such as access to the Internet and voice mail) are provided as tools to allow each associate to better perform required tasks and to support the Company’s business goals and objectives. All systems and equipment are and remain the sole property of the Company. During normal business hours, these systems and equipment should be used for the proper business activities of the Company. After normal business hours, associates may use the systems and equipment for personal use provided there is no incremental cost to the Company.
Associates may not use Company provided technology for any communications, incoming or outgoing, of an illegal, offensive, discriminatory, harassing, threatening or obscene nature. Solicitation of non-Company business or any use of the Company’s systems or equipment (e.g., the Internet or e-mail) for personal gain is prohibited.
Associates do not have, and should not expect to have, a right of privacy to what is contained in or passes through the Company’s computers or systems, including e-mail, voice mail, telephone and Internet connections. The Company may access software, files, documents or communications stored on its property or in its systems, including personal computers, to assure proper use and to prevent security violations.
Associates should remember that information sent over the Internet or even the Company’s e-mail system is not necessarily secure or privileged. If you are instructed to maintain a file in strict confidence, you should no more consider sending the file over e-mail than distributing it in hard copy.

5. CONFIDENTIALITY
From time to time during the course of employment, associates may become aware of confidential information about the business and affairs of the Wrigley Company or other company with which we have a relationship. This confidential information, either written or oral, is a valuable asset of the respective company and must be safeguarded appropriately.
Typically, confidential information is that information about a company that is not generally known by the public and which gives a company a competitive advantage in the marketplace. This information generally includes or relates to marketing or business plans; new products; non-public financial information; changes in management or control; increase or decrease in the dividend; significant litigation or disputes with associates; customer or supplier lists; pending patents or trademarks; research and development plans or programs; mergers, acquisitions or divestitures; and joint ventures.
The rules concerning this confidential information are simple.
You should:
(a) Not disclose this information outside the Wrigley Company;
(b) Not use this information for your personal financial gain or the financial gain of persons related to you;
(c) Not provide this information to others for their benefit or financial gain;
(d) Share this information only with other Wrigley associates who have a legitimate “need to know;” and
(e) Be careful when discussing Company business in public places.
It may be necessary, in order to carry on the Company’s business effectively, to pass along some confidential information to third parties. In such a case, you should contact any member of the Law Department who will prepare an agreement that will protect you, the Company, and the information.
Discussions with the Company’s attorneys are typically privileged and confidential and must not be discussed with others. Disclosure could result in the waiver of that privilege and possible harm to the Company’s interests.
The duty to keep information confidential exists during and after your employment with the Company. You may not copy, take or retain personally any confidential information at any time. If you are in doubt about whether information is confidential or how to handle it, contact your supervisor or any member of the Law Department.

6. CONFLICTS OF INTEREST
It is important that each associate avoid any situation that is or could be interpreted to be a “conflict of interest.” Generally, a “conflict of interest” is a situation involving the Company’s business that can or may benefit, or has the appearance of benefiting, the associate or a third party improperly, in addition to any benefit the Company may receive.
For instance, neither an associate nor a member of the associate’s household or family may be an officer or director of a customer or supplier of the Company. If you are uncertain about whether a situation is a conflict of interest or not, you should contact any member of the Law Department.
7. DOING BUSINESS WITH A GOVERNMENT OR GOVERNMENT OFFICIAL(S)
The rules and regulations for doing business with a government or government officials differ around the world and can be very complicated. If there is ever any doubt as to the application of this PRACTICE, or the Code of Business Conduct, you must contact the Law Department for guidance before giving any gift.
All associates engaged in doing business with a:
•	federal, state, provincial or local government, or

•	any governmental subdivision, or

•	government controlled entity (which could include a private company working under contract on behalf of a government agency), whether domestic or foreign, must comply with all laws, rules and regulations applicable to that relationship, which may include U.S. laws as well as those of the local country or even the city in which an activity is taking place.
Globally, there are strict rules on providing entertainment, gifts and gratuities to, or receiving them from, any government official. You may use only legitimate and proper methods to secure business with any government or governmental agency.
Activities in connection with a Company sponsored government relations or outreach program are permitted so long as the program has been reviewed and approved by both the Corporate Communications Group and the Law Department. Similarly, membership in a trade organization that conducts government outreach is permitted.
The general rule is that nothing of value (including cash, securities, gifts, travel, food or entertainment) may be provided, directly or indirectly, to any government official, government agency or government controlled company. However, in recognition of the different cultures and regimens around the world, there are a few exceptions to this general rule, if the Company does not have any matters pending for decision before the relevant official(s) at that time:
(a) gifts of no commercial value, such as mementos or souvenirs with the Company logo or a small amount of product samples may be provided to all attendees or recipients in large public events or as part of a general mailing, where similar gifts are available to everyone attending the event or are sent to all recipients (so long as the event or mailing is not limited to or primarily directed at government officials);
(b) reasonable food (meaning less than US$250 or the local country limit, whichever is lower) may be provided when the Company is hosting or sponsoring a working or business meeting, or a government official visits a Company facility,
(c) incidental entertainment may be provided when it is in conjunction with a business event as noted in above; and
(d) reasonable travel may be provided when the Company is required under local regulation to fund the official’s travel to a Company facility for the performance of government inspections or certifications.
For example, these exceptions may include:
•	government officials do not have to be excluded from a general annual mailing or distribution of desktop calendars bearing the Company logo made to customers and business partners;

•	where, in certain cultures, a small token is exchanged in connection with a visit or meeting, a gift of no commercial value — such as a memento or souvenir with the Company logo — or a small sampling of products may be exchanged with a visiting official so long as it is relatively similar to those given to all such visitors or participants; or

•	if the Company is hosting a gala event for its employees (an annual dinner) or vendors (holiday party) the attendance by a government official would be allowable provided the official was not treated any differently than any other guest.
As stated above and to avoid any inadvertent violation of the law or this Code, if there is ever any doubt as to the application of this PRACTICE, or the Code of Business Conduct, you must contact the Law Department for guidance before giving any gift.
It is also a violation of the law to make any false or misleading statement or claim to a government.
Current and former government officials are subject to very strict rules regarding their ability to secure employment outside the government. The Corporate Secretary or

Company’s General Counsel (who is the Company’s Business Conduct Officer) must be consulted before communicating with any current or former government official about employment with or on behalf of the Company.
8. ASSOCIATE RELATIONS
The Company operates in a very competitive environment. Performance demands and standards are constantly increasing. Nevertheless, there is never any excuse for not following the Company’s policies.
The Wrigley Company will provide equal employment opportunities to all persons without regard to race, color, religion, sex, national origin, age, marital status, sexual orientation, disability, veteran or citizenship status. The Company will administer its personnel policies in a non-discriminatory basis in all matters related to hiring, training, compensation, benefits, promotions, transfers, layoffs, recall from layoff, company-sponsored educational programs, and in all treatment on the job.
The Wrigley Company is committed to a work environment free of any form of harassment, including sexual harassment. The Company will not tolerate any conduct that constitutes or could be interpreted as constituting harassment, whether engaged in by administrative or non-administrative personnel.
Sexual harassment is generally defined as any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, particularly when such harassment has the purpose or effect of, in any manner, interfering with an associate’s employment relationship with the Company or creating an intimidating, hostile or offensive working environment.
The illegal selling, buying, using or being under the influence of drugs, including alcohol, while on Company business or on Company premises is not in the best interest of the Company.
9. ENVIRONMENTAL, SAFETY AND HEALTH
The Wrigley Company is committed to protecting the environment, to providing a safe workplace for its associates and to insisting on safe work practices from its associates.
In this regard, the Company will comply with all federal, state, provincial and local laws relating to the environment and the safety and health of its associates in the countries in which the Company does business.
It is the firm and continuing policy of the Wrigley Company to maintain aggressive promotion of safe practices that help to prevent job-related accidents and injuries. Comprehensive, continuous, preventive, and protective programs shall be developed, maintained and communicated as appropriate throughout all activities and operations.

The Company’s Environmental, Safety and Health Standards shall be adhered to at all Wrigley facilities. However, it is also each associate’s obligation and responsibility to contribute every day to the environmental quality and safety of his/her workplace.
10. PRODUCT QUALITY
Federal, state, provincial and local laws in the countries in which we do business regulate the manufacture and sale of the Company’s products to assure their safety and quality. These regulations may also impose strict requirements on the labeling and, in some cases, advertising of the Company’s products.
The Wrigley Company will adhere, and it is the duty of each associate to adhere, to these regulations.
Whether or not required by any law or regulation, the following principles apply to every one of our products:
•	The Company’s products shall be safe when used in their intended manner.

•	We will conduct appropriate testing to identify potential risks in the use of our product.

•	We will provide safe and effective packaging for our product.

•	We shall diligently protect our customer’s rights in the use of our product.
11. NON-PUBLIC PROPRIETARY OR MATERIAL NON-PUBLIC INFORMATION
For purposes of these BUSINESS PRACTICES, “non-public proprietary” or “material non-public” information is that information about the Company or other entity that, if public, could affect the price of a company’s stock or an individual’s decision to buy, sell or hold a company’s stock (including stock of the Wrigley Company).
The types of information that are typically considered to be “proprietary” or “material” include:
•	stock splits or stock dividends

•	changes in management or control

•	financial results

•	increase or decrease of dividends

•	public offerings or private sales of debt or equity securities

•	mergers, acquisitions or divestiture proposals or agreements

•	significant new products or discoveries

•	significant litigation or disputes with customers, suppliers or contractors

•	government investigations

•	joint ventures

•	any other event requiring the filing of a report with the Securities and Exchange Commission
The use of non-public proprietary or material non-public information for personal gain is prohibited by law and by the Code of Business Conduct. The prohibition applies to both direct use (by trading in shares or derivative instruments or otherwise profiting from the information) and indirect use (by “tipping” someone regarding the information thereby giving them the opportunity to benefit from the information). Such use is subject to criminal sanction including significant fines and prison terms. These sanctions apply whether or not a gain is actually realized.
12. PRIVACY
The Company’s privacy policy is designed to protect unwanted and unnecessary disclosure of “personally identifiable information” collected by the Company, whether the information is collected about an associate, customer, web site visitor or supplier.
“Personally identifiable information” is any information relating to an identified or identifiable natural person recorded in any form.
The Company recognizes and supports the need for reasonable protections regarding the privacy of such information. For this reason the Company has developed and adopted privacy principles relating to the protection of the information.

Administration
1. APPLICABILITY
This CODE OF BUSINESS CONDUCT applies to all directors, officers and associates of the Wrigley Company and all of its domestic and international associated companies and operations.
2. RESPONSIBILITIES
The Wrigley Company’s overall compliance program, of which this CODE OF BUSINESS CONDUCT is a key element, reflects the joint responsibility of the Company and each associate to comply with the laws that govern the Company’s activities all over the world and to follow Company policies and practices.
Each Manager is responsible for assuring that the provisions of this CODE OF BUSINESS CONDUCT, and particularly the PRINCIPLES OF BUSINESS CONDUCT, are clearly understood by everybody in his or her area of responsibility and for ensuring compliance.
Each Wrigley associate has the obligation and responsibility to follow both the spirit and the letter of these provisions and to take the initiative to seek help or clarification to avoid violations of this CODE or the law. No prior waiver of any provision of this Code will be permitted, nor will any disciplinary action as a result of a violation be waived, for any director, manager or associate of any company without approval of the Board of Directors or equivalent governing body of such company.
In addition, each associate has the obligation, without any fear of retaliation or retribution, immediately to report any known or suspected violations of this CODE to any of the following individuals: any internal auditor, the Chief Financial Officer, the Corporate Secretary, the Company’s General Counsel (who is also the Company’s Business Conduct Officer), any member of the Law Department, or the Chairman of the Audit Committee of the Board of Directors. Once reported, the Company has an obligation to fully investigate the incident and take appropriate action. A report to any of these individuals can be in any form, including anonymous.
All communications will be protected within the boundaries of the law. You may also make an anonymous report by using the Hotline service described on the following page. Reports involving cases of serious accounting irregularities, fraud or legal violations are forwarded by the Hotline to both the Company’s General Counsel and the Chairman of the Audit Committee of the Company’s Board of Directors.
Annually, officers, managers and other key associates will be asked to certify that they understand and have complied with the provisions of this CODE OF BUSINESS CONDUCT, of which these PRINCIPLES are a part, and Company policies.

3. QUESTIONS
To comply fully with both the spirit and letter of this CODE, it is important that you understand them. You are encouraged to ask questions not only about the meaning of its provisions, but also if you doubt the propriety of any proposed transaction, event or activity. It is far better to get information about proposed conduct before the fact than to find after the fact that the action violated this CODE or the law.
4. REPORTING HOTLINE
If you have any questions or if you want to report any violations or suspected violations and you do not want to talk to one of the individuals previously identified, you may call the toll free Compliance and Ethics Hotline at 1-800-210-1458 any time of the day or night, seven days a week. This service is answered by communication specialists who are not employees of the Company. Translators are available if you prefer to speak in a language other than English. If you are calling from outside the U.S., you may use the AT&T Direct Access Number for your country for the call. These numbers are available on the Company’s web site (http://www.wrigley.com) in the Investor Information section. If you would like someone from the Company to get back to you, please leave your name and telephone number but feel free to make the call anonymous if you prefer.
5. DISCIPLINARY ACTIONS
Abiding by this CODE OF BUSINESS CONDUCT, and all Company policies, is mandatory. Any violation may lead to appropriate disciplinary action, including dismissal. Ignorance or misunderstanding of this CODE does not excuse a violation. Grounds for disciplinary action include, but are not limited to:
•	willful violations;

•	failure to report a violation;

•	direct or indirect retaliation against an associate who reports a violation; or

•	a supervisor’s negligence in assuring compliance with this CODE or aiding and abetting a violation of this CODE.
6. LOCAL OR FUNCTIONAL CODES OF BUSINESS CONDUCT
Local affiliates or functional groups may supplement this CODE by creating and disseminating policies that apply to specific groups of associates. However, any such local or specific supplement, in order to be effective, must:
•	be no less restrictive than this CODE; and

•	be communicated to the Law Department.

NOTES:

Wm. WRIGLEY Jr. Company
Wrigley Building
410 N. Michigan Avenue
Chicago, Illinois 60611